Exhibit 5.12

[Davies Ward Phillips & Vineberg LLP Letterhead]

June 24, 2011

File No.: 235611

Tomkins, Inc.

Tomkins, LLC

1551 Wewatta Street

Denver, Colorado 80202

Dear Sirs/Mesdames:

Re: ACD Tridon Inc., Ruskin Company Canada Inc. and Tomkins Automotive Canada Limited – Guarantee and Indenture

We have acted as special Ontario counsel to ACD Tridon Inc. (“ACD”), Ruskin Company Canada Inc. (“Ruskin”) and Tomkins Automotive Canada Limited (“Tomkins” and collectively with ACD and Ruskin, the “Canadian Grantors”) in connection with an indenture dated as at September 29, 2010 (the “Indenture”) among Tomkins, LLC (formerly known as Pinafore, LLC) and Tomkins, Inc. (formerly known as Pinafore, Inc.) (collectively, the “Issuers”), Pinafore Holdings, B.V. (“Holdings”), Wilmington Trust FSB (“Wilmington”), as trustee and collateral agent (the “Collateral Agent”) and the other parties thereto, as supplemented by the first supplemental indenture dated as of November 18, 2010 (the “First Supplemental Indenture”) between the Canadian Grantors, the Issuers and the Collateral Agent pursuant to which, among other things, the Canadian Grantors each became a party to the Indenture and provided a guarantee of the Issuers’ obligations under the Issuers’ 9% Senior Secured Second Lien Notes due 2018 (the “Securities”) and, by the second supplemental indenture dated as of December 21, 2010, the third supplemental indenture dated as of December 23, 2010, the fourth supplemental indenture dated as of January 20, 2011, the fifth supplemental indenture dated as of February 23, 2011, the sixth supplemental indenture dated as of February 24, 2011 and the seventh supplemental indenture dated as of March 3, 2011 (collectively, the “Subsequent Supplemental Indentures”).

In such capacity, we have received a copy of the Indenture and the First Supplemental Indenture.

We do not regularly act as counsel to the Canadian Grantors, nor have we participated in the general maintenance of, nor conducted any review of, their corporate records and corporate proceedings. Therefore, in expressing certain of the opinions below, we have relied exclusively on a certificate of an authorized signatory of each of the Canadian Grantors certifying what purport to be true and accurate copies of each of the Canadian Grantors’ constating documents and by-laws, as well as a copy of the resolutions passed by the respective boards of directors in connection with the transactions referred to herein, as well as certificates of public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed below. In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied on certificates of an authorized signatory of each of the Canadian Grantors (the “Officer’s Certificates”) dated the date hereof and dated November 18, 2010, without making any independent verification or inquiry.

For the purposes of our opinion expressed in paragraph 1 below as to the existence of Ruskin, we have relied solely on a certificate of compliance dated June 23, 2011, issued by the Director or a Deputy Director appointed under the Canada Business Corporations Act (“CBCA”) in respect of Ruskin, without any independent verification or inquiry. For the purposes of our opinion expressed in paragraph 2 below as to the existence of ACD and Tomkins, we have relied solely on certificates of status dated June 23, 2011, issued by the Ontario Ministry of Government Services in respect of each of ACD and Tomkins, without any independent verification or inquiry.

For the purposes of the opinions expressed below, we have assumed, without any independent verification or inquiry:

(a)	the genuineness of all signatures and the legal capacity of all individuals other than the Canadian Grantors (based solely on our review of the resolutions appended to each of the Officer’s Certificates), the authenticity of all original documents and the conformity to originals of all copies of documents reviewed by us, including copies received by facsimile and e-mail transmission;

(b)	that each of the Indenture, the First Supplemental Indenture and the Subsequent Supplemental Indentures, constitutes a legal, valid and binding obligation under the laws of the State of New York (“New York Law”) (in accordance with which it is expressed to be governed) of each party thereto, enforceable against each such party in accordance with its terms;

(c)	that the provisions of each of the Indenture, the First Supplemental Indenture and the Subsequent Supplemental Indentures would be interpreted and understood under New York Law to have the same meaning and content as they would have under the laws of the Province of Ontario and the federal laws of Canada applicable in such province;

(d)	that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete;

(e)	that the Indenture has not been amended, modified, supplemented, terminated or waived in any respect or in any manner, whether in writing, orally or by conduct, by any of the parties thereto since September 29, 2010, except as set out in the First Supplemental Indenture and the Subsequent Supplemental Indentures; and

(f)	that the First Supplemental Indenture has not been amended, modified, supplemented, terminated or waived in any respect or in any manner, whether in writing, orally or by conduct, by any of the parties thereto since November 18, 2010, except as set out in the Subsequent Supplemental Indentures

The opinions expressed below are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect as of the date hereof (“Applicable Laws”) and we express no opinion as to any laws, or any matters governed by any laws, other than Applicable Laws.

Based and relying on and subject to the foregoing, we are of the opinion that:

1. Ruskin (a) is a corporation duly incorporated and validly subsisting under the laws of Canada and has not been dissolved and (b) has the corporate power and capacity to enter into the First Supplemental Indenture and perform its obligations under the First Supplemental Indenture and the Indenture.

2. Each of ACD and Tomkins (a) is a corporation duly incorporated and validly subsisting under the laws of the province of Ontario and has not been dissolved and (b) has the corporate power and capacity to enter into the First Supplemental Indenture and perform its obligations under the First Supplemental Indenture and the Indenture.

3. The execution and delivery of the First Supplemental Indenture and performance by each of the Canadian Grantors of the First Supplemental Indenture and the Indenture has been authorized by all necessary corporate action on its part. The First Supplemental Indenture has been duly executed by each of the Canadian Grantors, and to the extent that Applicable Laws apply to such delivery, has been delivered by it.

4. No authorization, consent or approval of or filing with any governmental authority was required to be obtained by the Canadian Grantors under Applicable Laws in connection with the execution and delivery by the Canadian Grantors of the First Supplemental Indenture or is required with the performance at this time by each of the Canadian Grantors of its obligations thereunder or under the Indenture.

The opinions expressed herein are provided solely for the benefit of the addressees in connection with the transactions provided for in the Indenture and may not be used or relied on by any other person other than by Latham & Watkins LLP in the issuance of its opinion letter in connection with the registration statement on Form F-4 for the Issuers and the guarantors (including the Canadian Grantors) with respect to the notes offered by the Issuers, and any amendments thereto, including any post-effective amendments registration statement on Form F-4 to be filed by the Issuers and the guarantors (including the Canadian Grantors) or for any other purpose, nor may such opinions be quoted in whole or in part or otherwise referred to, without our prior written consent. We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the registration statement on Form F-4 for the Issuers and the guarantors (including the Canadian Grantors).

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP